Exhibit 10.15

                    SEPARATION AGREEMENT AND GENERAL RELEASE

      NEXTSTAGE HEALTHCARE, INC., having offices at One Huntington Quadrangle, Suite 4C01, Melville, NY 11747 (referred to throughout this Agreement as "the Company" or "Employer"), and Jay A. Kossman, who currently resides at 26 Turtle Bay Drive, CT, 06405 ("Employee") hereby agree as follows:

1.    Last Day of Employment.
      Employee's last day of employment with the Company shall be April 14, 2000.

2.    Entire Agreement.
      This Separation Agreement and General Release (the "Agreement") sets forth the entire agreement between Company and Employee, and fully supersedes any prior agreements or understandings between Company, or its agents, assignees, officers and directors, and Employee. Employee acknowledges that he has not relied on any representations, promises, or agreements of any kind made to him in connection with his decision to accept this Agreement, except for those set forth in this Agreement. Other than as set forth herein, Employee understands and acknowledges that he will not receive any compensation or benefits of any kind from the Company and agrees that he is not entitled to any such payment or benefit for any reason, with the exception of any vested benefit to which Employee has, or will, become entitled under the then existing Company's "401K" retirement plan, if any. Employee shall not be eligible to receive any 401Kmatching funds from Company for 401K contributions made in the year 2000 or any subsequent years. Employee's participation in Company's 401K retirement plan during the compensation period shall be subject to the existence of, and rules governing, such plan.

3.    Consideration.
      Employee understands and acknowledges that he would not receive any of the monies and/or benefits specified in this Agreement, which consideration supports each and every aspect thereof, except for his execution and non-revocation of this Agreement. Therefore, in consideration of Employee's execution of this Agreement and not revoking your execution hereof pursuant to paragraph 4 below. Company shall:

      A. Pay to Employee the total gross sum of Sixty Five Thousand Dollars ($65,000) (less statutory and other appropriate deductions) which is equivalent to approximately five (5) months of salary, in ten bi-weekly payments, the first such payment to be made to

      Employee seven (7) days following your execution of this agreement. Such payment shall be inclusive of all accrued paid time off to which Employee would otherwise be entitled. B. Continue to cover Employee and Employee's dependents under the Company's group medical, dental, vision and life insurance programs for five (5) months following the date of separation, which expense shall be covered by the Company and Employee at the same proportionate rates as being paid on the date of separation. Thereafter, Employee may continue to be covered under the Company's group health insurance program, at your expense, for a period of eighteen (18) months (or such longer period as may be required by law) or until Employee becomes covered by any other group health plan, whichever comes first. This continued coverage will be subject to, and in accordance with, the terms of the documents governing the program and relevant law.

4.    Revocation.
      Employee understands that he may revoke this Agreement for a period of seven (7) days following the day he executes this Agreement. Any revocation within this period must be submitted, in writing, to the Company, Attention:
Kris Riedell, Director of Human Resources and state, "I hereby revoke my acceptance of our Agreement and General Release." The revocation must be personally delivered to the Company, Attention: Kris Riedell, Director of Human Resources, or her designee, within seven (7) days of execution of this Agreement. This Agreement shall not become effective or enforceable until the revocation period has expired. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in New York, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

5.    General Release of Claims.
      Employee knowingly and voluntarily releases and forever discharges the Company, its parent corporation, affiliates, subsidiaries, divisions, successors and assigns and the employees, officers, directors and agents thereof (hereinafter now collectively referred to throughout this Agreement as "the Company" or the "Employer"), of and from any and all claims, known and unknown, which against Employer, Employee, his heirs, executors, administrators, successors, and assigns (hereinafter now referred to collectively throughout this Agreement as "Employee") have or may have as of the date of execution of this Agreement, including, but not limited to, any alleged violation of the Age Discrimination in Employment Act of 1967; National Labor

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

Relations Act; Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; Sections 1981 through 1988 of Title 42 of the United States Code; the Employee Retirement Income Security Act of 1974; the Immigration Reform Control Act; the Americans with Disabilities Act of 1990; the Fair Labor Standards Act; the Occupational Safety and Health Act; the Family and Medical Leave Act of 1993; the New York and Connecticut Human Rights Law; the New York and Connecticut Minimum Wage Laws; the Equal Pay Laws of New York and Connecticut; Equal Employment Opportunity, any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance; any public policy, contract, (including the Employment Agreement) tort, or common law; or any allegation for costs, fees, or other expenses including attorneys' fees incurred in these matters. Notwithstanding the foregoing, this release does not preclude: (i) any claims or litigation arising out of any context other than Employee's employment with Company; (ii) Employee's right to indemnification and defense of, and from, claims arising out of any authorized activities undertaken by Employee in the normal scope of Employee's employment with Company; and (iii) any claims relating to workers compensation statutory, disability or disability income benefits which Employee is, by law or contract, otherwise entitled to receive.

6.    Covenant Not To Sue.
      By signing this Agreement and Release and by acceptance of the compensation and benefits provided for herein Employee hereby WAIVES, RELEASES AND COVENANTS NOT TO SUE the Company with respect to any matter relating to or arising out of Employee's employment, compensation and benefits with the Company and/or the termination thereof, and Employee agree that neither he nor any person organization or entity acting on his behalf will (i) file, participate, (to the extent not otherwise compelled by law) or join in, encourage, assist, facilitate or permit the bringing or maintenance of any claim or cause of action against the Company, whether in the form of a federal, state or municipal court lawsuit or administrative agency action or otherwise, on the basis of any claim arising our of or relating to Employee's employment, compensation, and benefits with the Company and/or the termination thereof of; (ii) seek reinstatement, reemployment or any other relief from the Company, however that relief might be called, whether back pay, compensatory damages, punitive damages, claims for pain and suffering, claims for attorneys' fees, reimbursement of expenses or otherwise, on the basis of any such claim, except for claims for a breach of this Agreement and Release. In the event that

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

Employee commences or participates in any action, claim, charge or complaint which is violative of this provision, Employee shall not be entitled to recover any relief or damages (including legal fees) and shall, in addition to any other relief available to Company hereunder, be liable to Company for the re-payment of all sums paid by Company to Employee under this Agreement, as well as for all legal fees and costs incurred by Company in connection with its defense of such action, claim, charge or complaint. Employee confirms that no claims, charge, complaint, or action presently exists in any forum or form. Notwithstanding the foregoing, this release does not preclude: (i) any claims or litigation arising out of any context other than Employee's employment with Company; (ii) Employee's right to indemnification and defense of, and from, claims arising out of any authorized activities undertaken by Employee in the normal scope of Employee's employment with Company; and (iii) any claims relating to workers compensation statutory, disability or disability income benefits which Employee is, by law or contract, otherwise entitled to receive.

7.    Non-Defamation/Non-Disclosure.
      Employee agrees not to, directly or indirectly, in public or private, deprecate, impugn or otherwise make any remarks that would defame or could be construed to defame the Company or its reputation. Employee also agrees not to disclose any information regarding the existence or substance of this Agreement or the circumstances surrounding his cessation of employment, except to an attorney (with whom Employee chooses to consult regarding his consideration of this Agreement), his spouse or tax preparer (all of whom shall be subject to the disclosure restrictions set forth herein) or as a result of judicial or federal agency process.

8.    Resolution of Disputes.
      (A). Any controversy or claim arising out of this Agreement, or the breach thereof, shall be venued in either the New York State Supreme Court in and for the County of Suffolk or in the U.S. District Court for the Eastern District of New York in Suffolk County and all such claims shall be adjudicated by a judge sitting without a jury, to ensure rapid adjudication of those claims and proper application of existing law.

      (B) Compliance with the covenants set forth in this Agreement is necessary to protect the business and good will of Company. Any breach of these covenants will result in irreparable and continuing damage to the Company, for which monetary damages may not provide adequate relief. Accordingly, in the event of any breach of

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

            Paragraphs "6", "7", or "8" by Employee, Employee agree that the Company is entitled to the following relief as a result of any such breach, in addition to remedies otherwise available at law or in equity: (i) injunctions, both preliminary and permanent, enjoining or restraining such breach (without the posting of any bond) by any court or other forum of competent jurisdiction; (ii) recovery of all sums and costs incurred by Employer to enforce the provision of this Agreement, including reasonable attorneys fees; (iii) return to Employer of all consideration thus far received; (iv) Employee will not be entitled to any future consideration under this Agreement; and, (v) the provisions of Paragraphs, "6", "7", and "8" nevertheless, will remain in full force and effect.

9.    Competence to Execute.
      Employee personally has read, considered and understands that this Agreement waives, settles and resolves any and all claims that he/she may have against the Company. He is not affected by any drug, alcohol, medication or other condition that would interfere with his ability to understand this Agreement and to waive the rights described herein in exchange for the consideration set forth above. Similarly, Employee is not a party to any proceeding, including any proceeding in bankruptcy that would impair his ability to execute this Agreement or limit his right to receive the payment made pursuant thereto.

10.   Governing Law and Interpretation.
      This Agreement and General Release should be governed and conformed in accordance with the laws of the State of New York without regard to its conflict of laws provision. Should any provision of this Separation Agreement and General Release be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Separation Agreement and General Release in full force and effect. However, if any portion of the general release language were ruled to be unenforceable for any reason and, as a result. Employee files a claim, Employee shall return the consideration paid hereunder to the Company.

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

11.   Nonadmission of Wrongdoing.
      Employee agrees that neither this Separation Agreement and General Release nor the furnishing of the consideration for this Release shall be deemed or construed at anytime for any purpose as an admission by the Company of any liability or unlawful conduct of any kind.

12.   Amendment.
      This Separation Agreement and General Release may not be modified, altered or changed except upon express written consent of both Parties wherein specific reference is made to this Separation Agreement and General Release.

13.   Section Headings.
      Section headings are used herein for convenience of reference only and shall not affect the meaning of any provision of this Separation Agreement and General Release.

14.   Counterparts.
      This Agreement may be signed in two counterparts; each of, which shall be deemed an original, and both of which shall together constitute one agreement.

15.   No Future Employment.
      Employee knowingly and voluntarily waives his right to seek or request employment or reinstatement and acknowledges that the Company has no obligation, contractual or otherwise, to employ or reemploy him. Further, Employee agrees that he will not institute any legal, equitable or administrative action of any kind against the Company should he seek and be denied such employment or reemployment; and that this Agreement would act as a complete bar to any such action.

16.   Legal Fees.
      Each party will be responsible for its own legal fees or costs, if any incurred in connection with the negotiation and settlement of this Agreement unless hereunder provided.
      EMPLOYEE HAS BEEN ADVISED THAT HE HAS TWENTY-ONE (21) DAYS TO CONSIDER THIS AGREEMENT AND GENERAL RELEASE AND HAS BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT AND GENERAL RELEASE. HAVING ELECTED TO EXECUTE THIS AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THEREBY THE CONSIDERATION SET FORTH IN PARAGRAPH "3" ABOVE, EMPLOYEE

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

      FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS HE HAS OR MIGHT HAVE AGAINST THE COMPANY.

      IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Separation Agreement and General Release as of the date set forth below:

NEXTSTAGE HEALTHCARE, INC.                  JAY A. KOSSMAN

By:   /s/                                    /s/ Jay A. Kossman
   ----------------------------             ---------------------------------

   4/15/00                                        4/15/00
-------------------------------             ---------------------------------
Date                                        Date

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

                                    GUARANTY

      MDNY Healthcare Inc., by its duly authorized representative hereby guarantees the payment of the consideration payable by NextStage Healthcare, Inc. under this Separation and General Release, subject to its terms and conditions.

         MDNY HEALTHCARE, INC.

         By:      /s/ Paul T. Accaudi
            ----------------------------------
         Print Name:       Paul T. Accaudi
                    ---------------------------
         Title:            CEO
               --------------------------------
         Date:             4/15/00
               --------------------------------

                        CREDENTIALING SERVICES AGREEMENT

This CREDENTIALING SERVICES AGREEMENT ("Agreement") is made this 15 day of April 2000 by and between CVONet, Inc. ("CVONet"). CVONet having its principal place of business at One Huntington Quadrangle, Suite 1N04, Melville, NY 11747 ("CVONet"), and MDNY Healthcare, Inc. a corporation organized under the laws of the State of New York and having its principal place of business at One Huntington Quadrangle, Suite 4C01, Melville, NY 11747 ("Client") (collectively, the "Party" or "Parties").

                                    RECITALS:

WHEREAS, CVONet has expertise in credentialing, recredentialing and provider site inspections that comply with CVO guidelines established by the National Committee for Quality Assurance ("NCQA") and provides other services in connection with credentialing providers and as set forth in Section II and Exhibit A ("Credentialing Services");

      WHEREAS, CVONet offers web-based information management modules to facilitate the reporting of credentialing activities as well as enhance provider relations functionality ("Ovation2K");

      WHEREAS, Client is an organization that requires credentialing services which are governed by the peer review privilege(s) set forth in applicable State and Federal Laws;

      WHEREAS, Client has appointed a credentials committee (the "Committee") that is required to review and act upon initial applications and applications for reappointment;

      WHEREAS, the Committee is charged with the duty of making informed recommendations to the governing body of Client and Client desires to delegate to CVONet, as an agent of the Committee, the initial gathering and verification functions of the Committee;

      WHEREAS, Client will choose among the various types of Credentialing Services CVONet provides prior to the start of the credentialing process; and

      WHEREAS, Client desires ad hoc access to credentialing information and to enhance the productivity and effectiveness of its provider relations department by utilizing CVONet is information system modules
("Ovation2K").

      NOW, THEREFORE, in consideration of the foregoing, and of the promises and other conditions contained in this Agreement, the Parties hereby agree, as follows:

I.    Engagement for the Provision of Credentialing Services.

      A. The Client hereby engages CVONet, and CVONet hereby accepts such engagement, to provide the Credentialing Services, as more fully described below and pursuant to the terms and conditions hereinafter set forth.

      B. CVONet may delegate and subcontract its rights, duties and obligations hereunder to one or more third parties, provided, however, that unless a delegation or subcontract by CVONet is made with the prior written consent by the Client to the specific delegation or subcontract and the assumption of CVONet's related duties and obligations, CVONet shall continue to be responsible for performance of its duties and obligations under this Agreement after any such delegation or subcontracting. All or any part of the Credentialing Services may be performed by personnel employed or otherwise engaged by CVONet or any subcontractor thereof, or other professionals who are not dedicated exclusively to the provision of Credentialing Services under this Agreement. Each of the parties agrees to cooperate fully with each other in connection with the performance of their respective duties and obligations hereunder.

      C. Client agrees to utilize CVONet exclusively for the provision of Credentialing Services provided in accordance herewith, and no third party, other than the contractors and assigns of CVONet shall be permitted to provide such services to Client during the term of this Agreement. Client is engaging the services of CVONet to provide assistance to, and act as and hereby appoints CVONet as the exclusive authorized agent of the Client to provide such Credentialing Services. Client shall take all further action required to appoint and/or designate CVONet as the authorized agent to interact with me Data Bank, as hereinafter defined, on its behalf.

      D. Client hereby acknowledges and agrees that nothing in this Agreement is intended to be construed to prevent CVONet or its affiliates from entering into similar Credentialing Services Agreements with other entities.

II.   Responsibilities of CVONet.

      A. CVONet shall be responsible to provide the following Credentialing
      Services:

            1. Establish and maintain policies and procedures which comply with National Committee for Quality Assurance CVO guidelines ("NCQA Guidelines"), including the accurate and timely completion of "credentialing and recredentialing within one hundred and twenty
            (120) days of the provider signed attestation;

            2. Provide an application form to Client which is reasonably acceptable to Client and which meets appropriate state and NCQA requirement.


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

            3. Obtain provider attestation and store in provider file according to NCQA Guidelines;

            4. Provide primary source verification according to NCQA Guidelines, utilizing sources approved by the NCQA for the components of verification;

            5. Establish and maintain security procedures to protect the confidentiality of the information received, stored, or delivered on medical professionals in the CVONet database, and protect the confidentiality of any information supplied by Client. Notwithstanding the foregoing, all credentialing data gathered shall remain the sole and exclusive property of CVONet and CVONet may reuse the information in any manner that it deems appropriate in its sole discretion;

            6. Refrain from providing any information to any employee or agent of Client unless Client has designated such employee or agent as a permissible contact person for CVONet;

            7. Comply with all applicable laws concerning the collection, storage and delivery of information and follow commercially reasonable procedures to assure the accuracy of the information reported to the Client;

            8. Upon the request of Client, reinvestigate any disputed information using commercially reasonable efforts. Such reinvestigation will be provided without further charge to Client and CVONet will delete or update any incorrect or incomplete information and notify the subject of the report and Client of such changes, if any;

            9. Deliver credentialed applications to Client within five (5) business days of completion;

            10. Provide, via web-based access to the Ovation2K/CVO module, the means for Client to obtain monthly standardized management reports or such reports that identify the provider name and credentialing or recredentialing status;

            11. Submit to Client invoices for all outstanding Service Fees, as hereinafter defined, associated with the completion of the appropriate Credentialing Services requested by the Client;

            12. Credential new providers based upon the information disclosed by the provider as submitted to CVONet in the CVONet provider application, where applicable;

            13. Provide, via web-based access to the Ovation2K/PR module, an information management tool designed to facilitate the reporting and data


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

            management activities associated with provider relations, in addition to printing, in a format reasonably required by Client, provider directories.

III.  Responsibilities of Client.

      A. Client shall be responsible for the following:

            1. Request and order Credentialing Services according to Exhibit A herein to be used only in connection with peer review and credentialing activities of Client;

            2. Use best reasonable efforts to certify that all provider applications submitted to CVONet are complete and submit to CVONet as promptly as possible, but not more than fifteen (15) days from receipt, all completed applications returned by provider to Client;

            3. Keep all information, reports, whether written or oral, strictly confidential, including without limitation information derived from Medicare/Medicaid, the Federation of State Medical Boards, the National Practitioner Data Bank ("Data Bank") and or civil/criminal background checks. Client warrants that all such information and reports will not be disclosed to any person, organization or entity, except: (i) employees of Client who participate in the decision regarding eligibility for the privileges involved; (ii) the provider subject of the report; and (iii) as required by law;

            4. Provide notice to each provider whose privileges are reduced or denied, based on information supplied by or through CVONet;

            5. Supply information to CVONet and permit CVONet to retain in a repository and to report and/or supply verified information to other authorized parties who have a legitimate business need for said information. Client does not guarantee or provide any assurance relating to the accuracy of information supplied.

            6. Provide CVONet with a contact person responsible and accountable for the transmission and verification of the "practitioner change form" and communication by and between Client and CVONet with regard to credentialing issues;

            7. Designate CVONet as an authorized agent to query/report to the Data Bank on Client's behalf; and

            8. Use the authorization form provided by CVONet (the "Authorization") for each provider applicant of Client who submits an application on or after the date first written above for credentialing services through CVONet. Notwithstanding the foregoing, in the event that Client submits a primary source authorization in a format other than the Authorization, Client shall use its best efforts to obtain a statement of understanding and authorization from each provider applicant of Client acknowledging that CVONet is authorized to act as the agent of Client to obtain primary source verification materials and share such information with other associations and organizations that contract with CVONet. Client may, in lieu of the foregoing, adopt a policy confirming said understanding and acknowledgment.

IV.   Term of Agreement.

This Agreement shall commence on the date of its execution and shall continue for a term of three (3) years, and shall thereafter be automatically renewed for successive one (1) year periods, unless sooner terminated as set forth herein.

V.    Termination.

      A. Without Cause. Either Party may terminate this Agreement at any time after the third year of the term, without cause, upon giving ninety (90) days' prior written notice. Any termination of this Agreement shall not release the Client from its obligations hereunder which by nature, or the express terms of this Agreement, shall survive the termination hereof, including, without limitation, the Client obligation for payment of any fees for service rendered prior to the effective date of termination.

      B. With Cause. Either Party may terminate this Agreement for the material breach of any provision of this Agreement by the other Party, provided that at least thirty (30) days' prior written notice of such material breach and the intent to terminate has been given to the breaching party and such material breach has not been satisfactorily cured within thirty
      (30) days from receipt of notice of such breach.

VI.   Indemnification.

Client recognizes that information in the reports is secured from and processed by fallible sources, human and otherwise, and that for the remuneration terms in this Agreement, CVONet cannot be either an insurer or a guarantor of the accuracy of the information reported or provided. Client releases, indemnifies and holds harmless CVONet and its affiliates, officers, agents, employees, and independent contractors from liability from any loss, damage, liability, cost (including, but not limited to the defense, settlement or payment of any award associated therewith) or expense suffered by Client resulting directly or indirectly from the dissemination, use, copying or publishing by Client of the reports or services provided by CVONet and/or its affiliates in connection with the services requested and/or purchased by Client.

VII.  Terms of Remuneration.

      A. The Parties intend that CVONet be fairly and reasonably compensated for the provision of the Credentialing Services and the other benefits provided under


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

      the terms of this Agreement. Accordingly, CVONet shall be entitled to receive payment as set forth in Exhibit B for the performance of Credentialing Services by CVONet on behalf of Client hereunder ("Service Fee"). Client agrees to accept the terms of remuneration found in Exhibit B herein.

      B. The Parties agree that the Credentialing Services performed by CVONet are labor intensive and that CVONet shall incur significant immediate expenses upon initiating its service obligations provided for in this Agreement. Upon receipt of provider applications and prior to initiating Credentialing Services, CVONet will submit an invoice to Client for fifty percent (50%) of the Service Fee. Such invoices will be sent on a bi-weekly basis and in accordance with the cost per record set forth in Exhibit B. This payment is for costs incurred by CVONet and is not refundable in whole or in part if Client exercises its termination rights under this Agreement or if a provider withdraws his/her application. Upon completion of Credentialing Services, CVONet will submit invoices to Client for the remainder of the Service Fee.

      C. Client agrees that payment of the Service Fee for Credentialing Services as required in this Agreement shall be made within ten (10) days after invoice date according to the fee terms described above to the address set forth in the first paragraph of this Agreement or to any agent designated in writing by CVONet.

      D. Client agrees to pay to CVONet a finance charge equal to 1.5% per month (18% per annum) on any balance outstanding more than thirty (30) days past the date due.

VIII. Dispute Resolution.

      A. If any disagreement arises out of or relating to this Agreement, the parties involved in the dispute shall meet to attempt to resolve the disagreement between them. If the controversy cannot be resolved, it shall be settled by arbitration in New York, New York in accordance with the rules of the American Arbitration Association then in effect, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction. The parties agree to divide equally the costs of arbitration.

      B. Notwithstanding anything to the contrary which may now or hereafter be contained in the rules of the American Arbitration Association, the parties agree that a party shall have the right, upon receipt of the arbitrators decision to file within ten (10) days thereof a motion to reconsider. The arbitrator(s) thereupon will reconsider the issues raised by said motion and either confirm or modify the decision. The cost of such a motion for reconsideration will be borne by the moving party.

      C. Notwithstanding anything to the contrary contained herein or in the prevailing rules of the American Arbitration Association, neither party shall demand, submit application for or be entitled to collect attorney's fees or punitive


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

      damages in any proceeding commenced under or pursuant to this arbitration provision.

IX.   Miscellaneous.

      A. Pricing Terms. The pricing terms presented by CVONet are valid for thirty (30) days from the date enclosed herein.

      B. Notice. Any notice required by this Agreement shall be deemed sufficient if it is in writing and delivered personally on the date of receipt, if it is sent by certified mail, return receipt requested on the third business day following posting, if it is sent by overnight mail by a nationally recognized carrier (e.g. Federal Express) on the next business day, and if it is sent via facsimile (with a copy to follow by any of the aforementioned methods), on transmission, in all cases addressed to the party at its principal office and to the party or his legal representatives at the addresses written above or to such other addresses as they may designated by giving notice pursuant to this Section.

      C. Governing Law. This Agreement shall be governed by and construed in accordance with the internal law of the State of New York without reference to conflict of law principles.

      D. Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors, and assigns and may not be assigned by any Party except with the written consent of the other Party.

      E. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

      F. Entire Agreement; Modification and Waiver. This Agreement constitutes the entire agreement between the parties hereto, and expressly supersedes or replaces any and all prior agreements between the parties, oral or written, with respect to the subject matter hereof. None of the terms or provisions hereof shall be modified or waived, except by a written instrument signed by a party against which modification, waiver or termination is to be enforced. No waiver of any one provision shall be construed as a waiver of any other provision and the fact that an obligation is waived for a period of time shall not be considered to be a continuous waiver. Without limiting the foregoing, no waiver of any breach or violation hereof shall be implied from forbearance or failure by CVONet to take action.

      G. Required Disclosure. The Parties further agree that CVONet shall retain and make available upon the request of Client for a period of four (4) years after the furnishing of Credentialing Services, the contract and books, documents and records which are necessary to certify the nature and extent of the costs thereof when requested by the Secretary of Health and Human Services or the

      Comptroller General, or any of their duly authorized representatives. The provision relating to the retention and production of documents is included because of possible application of Section 1861(v)(1)(I) of the Social Security Act to this Agreement; if this Section should be found to be inapplicable, then this clause shall be deemed to be inoperative and without force and effect.

      H. Severability. If any provision of this Agreement shall be held, be deemed to be or shall in fact be invalid, inoperative or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because such provision conflicts with any constitution, statute, rule of public policy or for any other reason, such circumstance shall not have the effect of rendering the provision or provisions in question invalid, inoperative or unenforceable in any other jurisdiction. Or, if any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to the extent that such other provision or provisions herein contained invalid, inoperative or unenforceable to the extent that such other provision or provisions are not themselves actually in conflict with such constitution, statute or rule of public policy. This Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative or unenforceable provision had never been contained herein and such provision performed so that it would be valid, operative and enforceable to the maximum extent permitted in such jurisdiction or in such case.

      IN WITNESS WHEREOF, the Parties have hereunto set their hands and seals as of the day and date first above written.

                                   CVONeT INC.


                                   -------------------------------
                                   By: /s/
                                      ----------------------------

                                   Title:   President
                                         -------------------------

                                   MDNY HEALTHCARE, INC.

                                   By: /s/
                                      -----------------------------
                                   Title:   CEO
                                         --------------------------

                                    EXHIBIT A
                             Description of Services

Credentialing of New Provider Applications: For each provider application submitted to CVONet directly by Client or indirectly from provider, CVONet shall seek to obtain, pursuant to CVO guidelines established by NCQA, the following information:

      o     Board and/or professional certification(s) and fellowship(s);

      o     All current valid license(s) to practice;

      o     Graduation from medical school or professional equivalent;

      o     Residency verification;

      o     All valid DEA and CDS certificate(s);

      o     Medicare and Medicaid sanctions;

      o     Professional liability insurance(s);

      o     National Practitioner Data Bank claims/sanctions report;

      o Clinical privileges in good standing at the hospital designated as the primary admitting facility; and

      o     All current state registration(s).

Recredentialing of Provider Records: For each provider record previously credentialed by CVONet, CVONet shall seek to obtain an update of the following information:

      o     Malpractice coverage;

      o     Licensure;

      o     DEA/CDS certification;

      o     Medicare/Medicaid Sanctions.

Access to Ovation2K/CVO: CVONet shall provide web-based access to Ovation2K CVO module to allow for reporting on status of credentialing and recredentialing activities.

Access to Ovation2K/PR: CVONet shall provide web-based access to Ovation2K PR module to facilitate reporting and data management activities associated with provider relations, in addition to printing, in a format reasonably specified by Client, provider directories.

                                    EXHIBIT B
                              Terms of Remuneration

Credendialing of New Provider Applications:

         Application Completed by CVONet:        $67 per Application

Recredentialing of Provider Records:

         Application Completed by CVONet:        $52 per Record

Access to Ovation2K/CVO                          Included in Pricing Above.

Access to Ovation 2K/PR                          $875 on an "as needed" basis

Reimbursable Expenses:

     Client will remunerate CVONet for direct costs associated with verifying subject information and for transmitting files to Client. Direct costs incurred by CVONet in conjunction with providing CVONet Credentialing Services are defined as specific fees associated with primary source verification, automobile mileage for site inspections expensed at $0.31 per mile, tolls, delivery, postage and courier services.

                    WEBSITE MAINTENANCE AND HOSTING AGREEMENT

      This WEBSITE MAINTENANCE AND HOSTING AGREEMENT (the "Agreement") is made as of April 15, 2000, by and between Neptune Technologies, Inc. a Delaware corporation ("Neptune"), and MDNY Healthcare, Inc., a New York corporation ("Customer"),

      WHEREAS, Neptune is engaged in the business of providing Website development, maintenance and Internet services and access, including certain software, hardware and network services in connection with providing secure Internet access and services and has the capability and expertise to develop, implement, operate and maintain an information technology system (the "System") with the capability of making materials accessible on the World Wide Web ("WWW"); and

      WHEREAS, Customer desires to retain Neptune to provide Customer storage space on, and access to, an information technology system, and related materials, facilities and services to enable users of the WWW to access such System and to develop, implement, operate and maintain Customer's Website and Internet access services for Customer in a secure environment that will protect the confidentiality and integrity of Customer data on the terms and conditions set forth in this Agreement.

      NOW, THEREFORE, in consideration of the mutual promises and undertakings contained herein, the parties agree as follows:

1.    DEFINITIONS:

1.1 "Content" means all text, pictures, sound, graphics, video and audio clips, slides, logos, Customer trademarks, including any materials developed or derived by Neptune from any materials provided by Customer and other data supplied by Customer to Neptune for incorporation into the Website, as such materials may be modified at the request of Customer in accordance with Section 2.7 hereof from time to time.

1.2 "Design Fee" means the fees set forth in Exhibit A for Website development services provided pursuant to Section 2.

1.3 "Domain Name" means the domain name registered for the Website. The Customer's Domain Name is http://www.mdny.com. Customer shall own all right, title and interest in and to the Domain Name and all Intellectual Property Rights related thereto. Neptune shall list Customer's project liaison as the administrative, technical and billing contacts, and to the extent that any of the foregoing contacts are currently registered under Neptune or its agent, Neptune shall, within one (1) day following the effective date of this Agreement, take all necessary steps to transfer and register all contacts relative to the Domain Name to Customer."

1.4 "Hosting Fee" means the fees set forth in Exhibit A for Hosting Services provided pursuant to Section 3.

1.5 "Hosting Services" means those services provided by Neptune to Customer described in Section 3 hereof.

1.6 "Intellectual Property Rights" means any and all now known or hereafter known tangible and intangible (a) rights associated with works of authorship throughout the universe, including but not limited to copyrights, moral rights, and mask-works, (b) trademark and trade name rights and similar rights, (c) trade secret rights, (d) patents, designs, algorithms and other industrial property rights, (e) all other intellectual and industrial property rights (of every kind and nature throughout the universe and however designated) (including logos, "rental" rights and rights to remuneration), whether arising by operation of law, contract, license, or otherwise, and (f) all registrations, initial applications, renewals, extensions, continuations, divisions or reissues thereof now or hereafter in force (including any rights in any of the foregoing).

1.7 "Interactive Features" means the text, pictures, sound, graphics, video and databases developed by Neptune, as may be modified from time to time, that allow for secure, on-line transfers of data, text, or information between Customer and Website users.

1.8 "License Fee" means the fees set forth in Exhibit A for Services provided pursuant to Section 2.

1.9 "Neptune Tools" means the software programs, both in object code and source code form, which Neptune has developed or which Neptune independently develops or licenses from a third-party, including any tools which Neptune develops pursuant to this Agreement. By way of example, Neptune Tools may include, without limitation, toolbars for maneuvering between pages, search engines, Java or JavaScript applets, and ActiveX controls.

1.10 "Specifications" means detailed written specifications for the Website, prepared by Neptune, as requested by Customer, consisting of, among other things, the design, technical and functional capabilities, look and feel and other attributes, including but not limited to a flow chart of the pages, programming, Interactive Features, and the placement of any Content or other material into the Website.

1.11 "Transaction Fee" means that fee, as set forth in Exhibit A, charged per transaction facilitated and otherwise made possible by the Interactive Features of the Website.

1.12 "User Content" means all text, pictures, sound, graphics, video and other data provided by Website users.

1.13 "Website" means the Customer's branded Website on the WWW portion of the Internet and all Content contained therein.

1.14 "Services" means the Website Development and Maintenance Services provided by Neptune to Customer described in Section 2 hereof.

2. WEBSITE DEVELOPMENT AND MAINTENANCE:

2.1 Engagement of Neptune. Customer hereby engages Neptune, and Neptune hereby accepts such engagement, to provide Website development and maintenance services as more fully described below and pursuant to the terms and conditions hereinafter set forth. No third party, other than the contractors and assigns of Neptune shall be permitted to provide Services to Client during the term of this Agreement.

2.2 Development of Website. If Customer requests additional Content or features to be added to or developed for the Website, Neptune shall submit a proposal to Customer to design, develop and implement the Website in accordance with the Specifications. In the event such proposal is accepted by Customer, Neptune shall convert, input, digitalize or otherwise format all Content furnished by Customer to be included on the Website. Notwithstanding anything to the contrary set forth in Section 2.1, Customer shall have the option to reject Neptune's proposal and to utilize the services of a third party if Neptune's proposal is not consistent with fair market value. In such event, Customer shall provide written notice to Neptune of such rejection ("Customer's Rejection") and of its intent to obtain a price quote from a third party ("Third Party Quote"). Neptune shall have 10 business days to resubmit a proposal to Customer. In the event that Neptune does not resubmit a proposal to Customer within 10 business day following Customer's Rejection or if Neptune's resubmitted proposal is in an amount greater that the Third Party Quote, Customer may retain such third party to provide the services hereunder.

2.3 Maintenance of Website. During the term of this Agreement, Neptune shall maintain the Website so that it contains the Content, and its Interactive Features in accordance with this Agreement and operates in a manner consistent with their intended function and the Specifications.

2.4 Addition of New Features to Website. During the term of this Agreement, Neptune shall at no cost to Customer provide Customer with updates, enhancements and improvements to existing Interactive Features developed by Neptune. If a new connection to the Customer's data or information system is required, Neptune shall first submit a proposal for the additional charge to establish such a connection ("Set-Up Fees"). Neptune shall quote all charges for the Set-Up Fees at its then-current standard charges, but in no event shall it exceed the per hour rate specified in Exhibit A.

2.5 Project Liaisons. Each party's primary contact shall be the project liaisons specified in Exhibit B or the person otherwise designated in writing by Customer or Neptune, as the case may be.

2.6 Neptune Tools. During the term of this Agreement, in the event any Neptune Tools are incorporated into or are used in conjunction with the Website, or any Neptune Tools are used to manipulate Content for distribution on the Website, then Neptune hereby grants to Customer for use solely on the Website, a worldwide, non-exclusive, non-sublicenseable, non-assignable, license to use, publicly perform, publicly display, and digitally perform, such Neptune Tools.

2.7 Modifications. Customer shall have exclusive artistic and editorial control over the Website, including, without limitation, the Content, the integration of all Content and the design and look and feel of the Website. Neptune shall not modify the Content or the Website, in any manner, without the prior written consent or authorization of Customer and any such modification shall be consistent with the written directives of Customer. If Customer desires to modify the Website at any time during the term of this Agreement, Customer shall describe the additional services or Deliverables to Neptune (the "Change Notice"). Within 10 business days of such Change Notice, Neptune shall submit a change order proposal (the "Change Order") which, to the extent that the proposed change has an impact on the cost of the Service, will include a statement of proposed Design Fees. On Customer's written approval of the Change Order, the Change Order will become a part of this Agreement. Any additional deliverables or changes to the Website described in the Change Order shall be subject to acceptance testing at the Shadow Site as described in Section 2.8. Neptune shall quote all charges for the Change Orders at its then-current standard charges, but in no event shall it exceed the per hour rate specified in Exhibit A. Once approved by Customer, Neptune shall upload all Content, including updates thereof, to the Website within 10 business days of delivery to Neptune, or within a commercially reasonable period of time based upon the scope and volume of the Content.

2.8 Acceptance Testing.

(a) Acceptance Criteria. Any modifications to the Website requested by Customer (the "Deliverables") shall be subject to acceptance testing by Customer ("Acceptance Testing") to verify that the Deliverables satisfy the acceptance criteria mutually agreed upon by the parties ("Acceptance Criteria").

(b) Acceptance Testing. Acceptance Testing shall commence within 5 days of the date that Neptune notifies Customer that the Deliverable has been completed. Acceptance Testing shall continue for the period of time specified in the Acceptance Criteria or, if no such time period has been agreed upon by the parties, for a period no longer than 30 days. In the event that any Deliverable, or any portion thereof, does not conform to the Acceptance Criteria, Customer shall notify Neptune thereof. Neptune shall, at no cost to Customer, within a commercially reasonable period of time following the receipt of such notice, correct any deficiencies which prevent such Deliverable from conforming to the Acceptance Criteria. Upon completion of the corrective action by Neptune, and at no additional cost to Customer, the Acceptance Test shall be repeated.

(c) Beta Testing. Within 5 days of Customer's acceptance of the Deliverables, Neptune and Customer will jointly test the Deliverables (using user testing and cross-platform testing) on a separate password protected site, other than the Website (the "Shadow Site"). Testing on the Shadow Site will be conducted pursuant to a procedure agreed upon by both parties and shall demonstrate, to the satisfaction of Customer, that the Deliverable, was designed and can be operated in accordance with the Specifications and the terms and conditions of this Agreement.

2.8 Search Engine Registration. Neptune shall propose to Customer no more than 50 search engines and directories where the Website should be registered. If requested by Customer, Neptune shall promptly register all Website pages with all (or a designated subset) of such sites.

3. WEB HOSTING.

3.1 Hosting Services. Neptune shall provide the following Hosting Services for the Website:

(a) Site Backup. At Neptune's expense, Neptune shall maintain a complete and current copy of the Website on a separate server. In the event that service is interrupted to the Website, the separate server shall be immediately activated so that public access to the Website is uninterrupted.

(b) Site Downloads. Neptune at its expense shall make a complete backup of the Website every day on digital linear tape or such other mutually agreed upon media which shall be maintained by Neptune for at least 7 days.

(c) Server Logs. On the first day of every month, and at any other time as reasonably requested by Customer, Neptune at its expense shall deliver to Customer in electronic form or such other form reasonably requested by Customer server logs containing traffic and security reporting and other Website activity.

(d) Standards. The Hosting Services shall conform to the following:

(i) Availability of Website. Neptune warrants and represents that the Website shall be fully and continuously available to internet users (i) 99.8% from 6 a.m. to 10 p.m., Monday through Sunday, and (ii) 95% from 10 p.m. to 6 a.m., Monday through Sunday for scheduled maintenance periods which are expected to last no longer than one (1) hour. Scheduled maintenance periods which Neptune anticipates will require longer than one (1) hour, shall require prior written approval of Customer, such approval not to be unreasonably withheld. Major outages (more than one (1) hour) shall not exceed more than three events within one year period.

(ii) Response Time. Neptune warrants and represents that the System's response time for the first page of the Website measured at the Server from the receipt of a request until the commencement of the responsive transmission from the Server, shall not be longer than one (1) second.

(iii) Bandwidth. The bandwidth representing the Website's connection to the Internet shall be operating at a capacity of a minimum of T1 line.

(iv) Security. Neptune shall operate and maintain a dedicated Server that supports secure protocols, in a restricted secure environment including, without limitation, electrical ventilation, moisture, temperature that will enable the System to function at optimal efficiency and shall provide firewall protection in order to secure content and other proprietary information stored on the Server from unauthorized access by third parties.

(e) Remedies. In addition to other applicable remedies, Customer may immediately terminate this Agreement without a further cure period if (x) any breach of
Section 3.1(d) is not cured within the later of the next measurable period (only if applicable) or 10 days, (y) the same subsection is breached a fourth time, or
(z) there are 3 breaches of separate subsections (regardless if cured) within any 6 month period.

(f) Applicability of Force Majeure. The standards set forth in subsection (d) of this Section 3.1 shall not apply if the cause of the interruption in Hosting Service is beyond the control of Neptune.

3.2 User Support.

(a) Availability. Neptune shall provide user support to Customer via telephone, which shall be available during Customer's normal business hours.

(b) Support Response Time. Neptune shall at no additional cost to Customer, respond within 4 hours to any defects or problems in Host Services identified by Customer as critical to its business operation, and shall use best efforts to remedy such problem.

3.3 Customer License. Customer shall own all right, title and interest in and to the Content. During the term of this Agreement, Customer hereby grants to Neptune a non-exclusive, non-sublicenseable, royalty-free, worldwide license to reproduce, distribute, publicly perform, publicly display and digitally perform the Content only on or in conjunction with the Website solely during the term hereof and for the benefit of Customer. Customer grants no rights other than explicitly granted herein, and Neptune shall not exceed the scope of such license.

3.4 Trademarks. Neptune shall not use any trademarks, trade names, service marks logos or other identifiers owned or otherwise controlled or licensed by Customer ("Marks") in any manner other than as expressly provided for in this Agreement, without Customer's prior written approval. Neptune shall submit to Customer all proposed uses of Marks and Customer reserves the right to review any approved use of Marks and Neptune shall comply with any Customer requests to changes in future use of Marks. Neptune expressly acknowledges and agrees that (i) it shall not use the Marks in a manner which would diminish the Marks commercial value;
(ii) it shall not knowingly permit any third party to use Marks unless authorized in writing by Customer; (iii) it shall not knowingly use or permit the use of any Mark, name, or image which would cause confusion with the Mark;
(iv) the Marks are and shall remain the sole property of Customer; (v) nothing in this Agreement shall confer in Neptune any right of ownership in the Marks; and (vi) Neptune shall not or in the future contest the validity of the Marks.

4. PAYMENTS.

4.1 Fees. Except as otherwise specified in Exhibit A, Neptune shall invoice all fees monthly, and payment terms are net 30 days. All fees quoted include, and each party shall pay, all sales, use, excise and other taxes which may be levied upon either party in connection with this Agreement. Customer agrees to pay to Neptune a finance charge equal to 1.5% per month (18% per annum) on any undisputed balance outstanding more than thirty (30) days past the date due.

4.2 Expenses. Customer shall reimburse Neptune for all reasonable out-of-pocket expenses which have been approved in advance by Customer and which are incurred by Neptune in the performance of services under Section 2.3 or 2.6 hereof, including but not limited to travel and lodging expenses, long distance calls, and material and supply costs, within 30 days after Customer's receipt of expense statements including appropriate receipts or other evidence of the expense.

5. TERM AND TERMINATION.

5.1 Term. The initial term of this Agreement shall be for a period of three (3) years, commencing on the date first written above. The Agreement shall automatically renew on a one-year basis thereafter unless and until terminated with 90 days' prior written notice by one party to the other.

5.2 Termination for Cause. Except as otherwise provided for herein, either party may terminate this Agreement upon the material breach of the other party, if such breach remains uncured for 60 days following written notice to the breaching party.

5.3 Termination Without Cause. If the Agreement is terminated by Customer without cause, Neptune shall be entitled to liquidated damages in the amount of any remaining License Fee and Hosting Fee. Such amount shall be due and payable immediately upon such termination.

5.4 Continuation of Service. In the event of expiration or termination of this Agreement for cause while Neptune is providing Hosting Services pursuant to
Section 3, Neptune shall download all Content to a medium of Customer's choosing and deliver to Customer any material furnished by Customer hereunder by 5 p.m. the following business day. In addition, at no cost to Customer, at Customer's request Neptune shall: (a) keep the Website publicly accessible for a period of 30 days following the date of termination of this Agreement; (b) if the transfer requires a change in the Domain Name, immediately upon the date that the Website is no longer publicly accessible, and for a period of 12 months thereafter, maintain the Website's URL and, at such URL, provide 1 page (including a hypertext link) that Customer may use to direct its users to its new Website or some other URL of Customer's choosing; and (c) if the transfer does not require a change in the Domain Name, cooperate with Customer in assigning a new IP address to the Domain Name as Customer may request and transferring all operations of the Website to a new provider. Neptune shall not be bound by such obligations in the event of termination of this Agreement without cause.

5.5 Effect of Termination. Sections 1, 5.4, 5.5, 9, 10, 11, 12 and 13 and any other provision hereof which by its terms was intended to be, or under the particular circumstances at issue can reasonably only be performed after the expiration or termination of this Agreement shall survive any termination or expiration of this Agreement. Upon the expiration or earlier termination of this Agreement for any reason and upon request by Customer at any time, Neptune shall promptly return in their original form, all Content and copies thereof to Customer. Subject to Neptune's obligations pursuant to Section 5.4, Neptune shall remove all copies of the Content from servers within its control and use reasonable efforts to remove any references to Customer or the Content from any site which caches, indexes or links to the Website.

6. PROVIDER WARRANTIES.

6.1 Warranties. Neptune represents and warrants that the Neptune Software, Neptune Materials, third party software. Services, Hosting Services and any other materials provided under this Agreement (excluding Customer-supplied content) shall not: (a) infringe on the Intellectual Property Rights of any third party or any rights of publicity or privacy; (b) violate any law, statute, ordinance or regulation (including without limitation the laws and regulations governing export control, unfair competition, antidiscrimination or false advertising); (c) be defamatory, trade libelous, unlawfully threatening or unlawfully harassing; (d) be obscene, child pornographic or indecent; and (e) contain any viruses, trojan horses, trap doors, back doors, easter eggs, worms, time bombs, cancelbots or other computer programming routines that are intended to damage, detrimentally interfere with, surreptitiously intercept or expropriate any system, data or personal information. Neptune further represents and warrants that (i) The

Deliverables, Neptune Materials, Neptune Software, third party software, Services, Hosting Services and any materials provided under this Agreement shall conform in all material respects to the requirements set forth in this Agreement; (ii) all of the Services and Hosting Services to be performed hereunder will be rendered using in a competent and professional manner by knowledgeable, trained and qualified personnel and contractors of Neptune; (iii) the Website will be accessible by users of the Internet as set forth in Section 3 hereof; (iv) Neptune has the full authority to enter into this Agreement; and
(v) all obligations owed to third parties have been satisfied with respect to the activities contemplated to be undertaken by Neptune pursuant to this Agreement so that Customer will not have any obligations with respect thereto.

6.2 Year 2000. Neptune represents and warrants that any Neptune Tools the Neptune Software, Neptune Materials, third party software, Services, Hosting Services and any other materials provided under this Agreement and Interactive Features will: (a) include year 2000 date conversion and compatibility capabilities including, but not limited to: century recognition; calculations which accommodate same century and multi-century formulas and date values; correct sort ordering; and interface values that reflect the century; (b) manage and manipulate data involving dates, including single century formulas and multi-century formulas, and will not cause an abnormal abend or abort within the application or result in the generation of incorrect values; (c) provide that all date-related user interface functionalities and data fields include the indication of the correct century; and (d) provide that all date-related system to system or application to application data interface functionalities will include the indication of the correct century.

7. CUSTOMER COVENANTS. During the period that Neptune provides Hosting Services pursuant to Section 3, Customer shall not knowingly distribute on the Website or provide to Neptune any Content that: (a) infringes on the Intellectual Property Rights of any third party or any rights of publicity or privacy; (b) violates any law, statute, ordinance or regulation (including without limitation the laws and regulations governing export control, unfair competition, antidiscrimination or false advertising); (c) is defamatory, trade libelous, unlawfully threatening or unlawfully harassing; (d) is obscene, child pornographic or indecent; or (e) contains any viruses, trojan horses, worms, time bombs, cancelbots or other computer programming routines that are intended to damage, detrimentally interfere with, surreptitiously intercept or expropriate any system, data or personal information.

8. DISCLAIMER OF WARRANTIES. EXCEPT AS SET FORTH HEREIN, EACH PARTY EXPRESSLY DISCLAIMS ALL WARRANTIES OR CONDITIONS OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

9. OWNERSHIP.

9.1 Ownership of Neptune Software. Neptune hereby irrevocably maintains all rights, title and interest in Neptune Software, without limitation, and all applicable Intellectual Property Rights thereto. Customer acknowledges that there are, and may be, future rights with respect to Neptune Software that do not yet exist, as well as new uses, media, means and forms of exploitation throughout the universe exploiting current or future technology yet to be developed, and Neptune specifically intends the foregoing to include all such now known or unknown uses, media and forms of exploitation throughout the universe.

9.2 As between Neptune and Customer, any Content given to Neptune by Customer under this Agreement or otherwise, and all User Content, shall at all times remain the property of Customer or Customer's licensor. Neptune shall have no rights in such Content or User Content, other than the limited right to use such Content for the purposes expressly set forth in this Agreement.

10. INDEMNITY.

10.1 Customer Indemnity. Customer shall defend Neptune against any third party claim, action, suit or proceeding resulting from Customer's acts, omissions or misrepresentations under this Agreement and/or alleging any breach of the covenants contained in Section 7. Subject to Section 10.3, Customer shall indemnify Neptune for all losses, damages, liabilities and all reasonable expenses and costs incurred by Neptune as a result of a final judgment entered against Neptune in any such claim, action, suit or proceeding.

10.2 Neptune Indemnity. Neptune shall defend, indemnify and hold harmless Customer against any third party claim, action, suit or proceeding resulting from Neptune's acts, omissions or misrepresentations under this Agreement (including without limitation Neptune's breach of the warranties contained in Sections 6). Subject to Section 10.3, Neptune shall indemnify Customer for all losses, damages, liabilities and all reasonable expenses and costs incurred by Customer (including reasonably attorney's fees and costs) as a result of a final judgment entered against Customer in any such claim, action, suit or proceeding.

10.3 Mechanics of Indemnities. The indemnifying party's obligations are conditioned upon the indemnified party: (a) giving the indemnifying party prompt written notice of any claim, action, suit or proceeding for which the indemnified party is seeking indemnity, provided that a failure to so notify shall excuse the indemnifying party's obligations only if and to the extent that such failure results in material prejudice to the defense; (b) granting control of the defense and settlement to the indemnifying party, provided that any settlement not exclusively for money damages shall require the consent of the indemnified party; and (c) reasonably cooperating with the indemnifying party at the indemnifying party's expense.

11. CONFIDENTIAL INFORMATION. Customer's "Confidential Information" is any passwords used in connection with the Website (or the Shadow Site), all Server Logs, any Content which Customer designates as confidential, any other materials of Customer which Customer designates as confidential or which Neptune should reasonably believe to be confidential, including but not limited to all materials provided by Customer hereunder, user information, data, knowledge, information about the marketing, product and/or business affairs of Customer and proprietary and trade secret information of Customer in oral, graphic, written, electronic or machine readable form that Neptune may have access to or be exposed to, directly or indirectly, during the term of this Agreement. Customer's "Confidential Information" includes the Website itself until such time as Customer decides to make the Website publicly available to users. Neptune's "Confidential Information" includes the source code of any Neptune Software


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

and Interactive Features. Each party shall hold the other party's Confidential Information in confidence and shall not disclose such Confidential Information to third parties nor use the other party's Confidential Information for any purpose other than the purposes of this Agreement. The foregoing restrictions on disclosure shall not apply to Confidential Information which is (a) already known by the recipient, (b) becomes, through no act or fault of the recipient, publicly known, (c) received by recipient from a third party without a restriction on disclosure or use, or (d) independently developed by recipient without reference to the other party's Confidential Information.

12. LIMITATIONS ON LIABILITY. EXCEPT FOR BREACHES OF SECTIONS 6.1, 10.2 and 11, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES (HOWEVER ARISING, INCLUDING NEGLIGENCE) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

13. GENERAL PROVISIONS.

13.1 Governing Law. This Agreement will be governed and construed in accordance with the laws of the State of New York without giving effect to principles of conflict of laws. Both parties agree to submit to jurisdiction in New York and further agree that any cause of action arising under this Agreement may be brought in a court in Suffolk County, New York.

13.2 Compliance With Laws. Neptune shall make best efforts to ensure that the Website, Services and Hosting Services will comply with all applicable international, national, and local laws and regulations. Customer shall make best efforts to ensure that its Content and Website will comply with all applicable international, national, and local laws and regulations.

13.3 Regulations have been proposed under the Health Insurance Portability and Accountability Act of 1996 ("HIPAA") pursuant to which, among other things, "Covered Entities" will be required to include in agreements with their "business partners" certain provisions concerning security and privacy matters. Under such regulations, Customer may be a "Covered Entity" and Neptune may be a "business partner" of Customer by virtue of this Agreement. Customer will give written notice to Neptune after the publication of final HIPAA regulations if Customer determines that in its reasonable opinion, Neptune is a "business partner" within the meaning of such regulations. Within a reasonable time thereafter, as determined by Customer, Customer will submit to Neptune proposed amendments to this Agreement designed to satisfy the relevant requirements of such regulations ("HIPAA Amendments"). Neptune shall have 30 days to accept the proposed HIPAA Amendments or to notify Customer that it wishes to negotiate the wording of such amendments. Neptune's failure to timely notify Customer of its desire to negotiate shall constitute acceptance of the proposed HIPAA Amendments, which shall then be deemed to be part of this Agreement. If Neptune shall timely notify Customer of its desire to negotiate the proposed HIPAA Amendments, the parties shall then proceed to negotiate in good faith and with reasonable diligence in an attempt to reach mutual agreement on the HIPAA Amendments. Notwithstanding to the contrary contained herein, in the event that, by the 90th day following Neptune's notice of its desire to negotiate, HIPAA Amendments have not been mutually agreed to by reason of the failure of Neptune to negotiate in good faith or with reasonable diligence, Customer shall have the right to terminate this Agreement, without liability or penalty of any kind, as of such date as Customer shall determine.

13.4 Severability; Waiver. If any provision of this Agreement is held to be invalid or unenforceable for any reason, the remaining provisions will continue in full force without being impaired or invalidated in any way. The parties agree to replace any invalid provision with a valid provision which most closely approximates the intent and economic effect of the invalid provision. The waiver by either party of a breach of any provision of this Agreement will not operate or be interpreted as a waiver of any other or subsequent breach.

13.5 Headings. Headings used in this Agreement are for reference purposes only and in no way define, limit, construe or describe the scope or extent of such section or in any way affect this Agreement.

13.6 Assignment and Subcontracting. Neptune may not assign its rights, delegate its duties pursuant to this Agreement to any person or entity without the express nor written consent of Customer, such consent not be unreasonably withheld. All or any part of the Website Maintenance and Hosting Services may be performed by personnel employed or otherwise engaged by Neptune or any subcontractor thereof, or other professionals who are not dedicated exclusively to the provision of such services under this Agreement. Customer may assign, transfer, delegate or grant all or any part of its rights pursuant to this Agreement to any person or entity. The parties' rights and obligations will bind and inure to the benefit of their respective successors and permitted assigns.

13.7 Independent Contractors. The parties to this Agreement are independent contractors, and no agency, partnership, joint venture or employee-employer relationship is intended or created by this Agreement. Neither party shall have the power to obligate or bind the other party. Personnel supplied by Neptune shall work exclusively for Neptune and shall not, for any purpose, be considered employees or agents of Customer. Neptune assumes full responsibility for the acts of such personnel while performing services hereunder and shall be solely responsible for their supervision, direction and control, compensation, benefits and taxes. Client hereby acknowledges and agrees that nothing in this Agreement is intended to be construed to prevent Neptune or its affiliates from entering into similar Agreements with other entities.

13.8 Notice. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given: upon personal delivery; if sent by telephone facsimile, upon confirmation of receipt; or if sent by certified or registered mail, postage prepaid, five (5) days after the date of mailing.

13.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall be taken together and deemed to be one instrument.

13.10 Injunctive Relief. Neptune hereby waives any right to injunctive relief or rescission and agrees that its sole and exclusive remedy for any breach or alleged breach, termination or cancellation of this Agreement by Customer shall be an action for damages, including those


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

specified by Section 5.3, and termination of its services hereunder. Neptune agrees that Customer may suffer irreparable harm in the event of any breach by Neptune and that monetary damages in such event would be substantial and inadequate to compensate Customer. Consequently, Customer shall be entitled, in addition to such monetary relief as may be recoverable by law, to such injunctive or other relief as may be necessary to restrain any threatened, continuing or further breach by Neptune, without showing or proving actual damage sustained by Customer and without posting a bond.

13.11 Insurance. Neptune shall, throughout the performance of its services pursuant to this Agreement, maintain at its sole cost and expense: comprehensive general liability insurance and broad form contractual insurance with minimum limits of $1,000,000 combined single limit per occurrence, protecting Neptune and Customer from claims for loss or damage to property or loss, damage or liability for injury or death to persons occurring from any cause whosoever that may arise from or in connection with the performance of Neptune's services under this Agreement or from or out of any negligent act of omission of Neptune, its officers, directors and employees; and worker's compensation insurance and all other employment related insurance coverage as required by applicable law.

13.12 Entire Agreement. This Agreement, including the Exhibits attached hereto, sets forth the entire understanding and agreement of the parties and supersedes any and all oral or written agreements or understandings between the parties as to the subject matter of this Agreement. It may be changed only by a writing signed by both parties. Neither party is relying upon any warranties, representations, assurances or inducements not expressly set forth herein.

13.13 This Agreement shall be subject to written approval of the New York State Department of Insurance.

      IN WITNESS WHEREOF, each of the parties hereto have executed this Agreement as of the date first written above.

NEPTUNE TECHNOLOGIES, INC.

/s/ Richard A. Radoccia
---------------------------------------
Name: Richard A. Radoccia
Title: CEO

MDNY HEALTHCARE, INC.

/s/ Paul T. Accardi
---------------------------------------
Name: Paul T. Accardi
Title: CEO


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

                                    EXHIBIT A

                                  FEE SCHEDULE

o License:        $85,000 annual license fee due and payable at beginning of each term year

o Hosting:        $7,500 per month given current volume times 1.5

o Connectivity:   $0.25 per on-line transaction

o Development:    $ 125 to $ 175 per hour

                                    EXHBIT B

                                PRIMARY CONTACTS

Neptune Technologies, Inc.:

      Richard Radoccia

MDNY Healthcare, Inc.:

      Vice President of Information Systems